UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2022 (January 28, 2022)

Allena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38268	45-2729920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Newton Executive Park, Suite 202 Newton, Massachusetts	02462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 467-4577

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALNA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Retention Agreements

On January 28, 2022, Allena Pharmaceuticals, Inc. (the “Company”) entered into retention agreements (the “Retention Agreements”) with each of Louis Brenner, the Company’s President and Chief Executive Officer, and Richard Katz, the Company’s Chief Financial Officer.

The Retention Agreements provide that (i) in February 2022, the Company will make a lump sum retention payment equal to approximately $376,600 and $211,600 to Dr. Brenner and Dr. Katz, respectively (the “Retention Payment”), (ii) each of Dr. Brenner and Dr. Katz will receive an increase of 6.5% to his respective current base salary, in each case effective retroactively as of January 1, 2022 and (iii) the Company will promptly grant 655,000 and 255,000 restricted stock units to Dr. Brenner and Dr. Katz, respectively, which will vest ratably in equal installments on July 15th and January 15th of each year over the three-year period immediately following the grant date, and will accelerate in full upon the consummation of a change in control (provided that the executive officer maintains a continuous service relationship with the Company through each applicable vesting date) ((i)-(iii), collectively being the “Retention Compensation”); provided, that the executive officer agrees to (A) remain employed by the Company until September 30, 2022, unless earlier terminated by the Company (September 30, 2022, or any such earlier date if the executive’s employment is earlier terminated by the Company, the “Employment Retention Date”), (B) if requested by the Company on or before the Employment Retention Date, provide three months’ of consulting services to the Company (the period during which the Executive performs Consulting Services, the “Consulting Period”) (for no more than 20 hours per month unless the executive officer and Company mutually agree) at an hourly rate derived using the executive officer’s current base salary (the period of executive’s employment with the Company through the Employment Retention Date and any Consulting Period is referred to herein as the “Retention Period”) and (C) execute a release of claims.

Under the Retention Agreements, the executive officer will be required to repay 100% of the Retention Payment if he terminates his employment with the Company for any reason, fails to provide the consulting services described above or his employment is terminated by the Company for cause (as defined in the executive officer’s employment agreement), in each case, prior to June 30, 2022, and 50% of the Retention Payment if he terminates his employment with the Company for any reason, fails to provide the consulting services described above through, at the latest, December 31, 2022, or is terminated by the Company for cause, in each case, between July 1, 2022 and the end of the Retention Period.

In addition to the foregoing, the Retention Agreements provide that if the executive officer is terminated by the Company without cause or if the executive officer terminates his employment with the Company for good reason (as defined in the executive officer’s employment agreement) (each a “Qualifying Termination”), the Company will pay the executive officer two-thirds of the executive’s severance amount (as defined in the executive officer’s employment agreement), reduced by the amount of the applicable Retention Payment he received prior to the Qualifying Termination.

The Retention Agreements further provide that if a Qualifying Termination occurs during the 12-month period immediately following the occurrence of a change in control that does not occur after the commencement of, or as a result of, any insolvency proceeding, the Company will pay the executive officer the severance benefits provided for in his employment agreement, reduced by the amount of the applicable Retention Payment he received prior to the Qualifying Termination.

In connection with their receipt of the Retention Compensation, Dr. Brenner and Dr. Katz each have agreed that the Retention Agreement supersedes specified provisions in their respective employment agreements regarding severance compensation except to the extent described above.

The foregoing description of the Retention Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Retention Agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated by reference herein.

Resignation of Robert Alexander, Ph.D.

On February 1, 2022, Robert Alexander, Ph.D. notified the Company of his resignation from the Company’s board of directors (the “Board”) and as a member and chairman of the Nominating and Corporate Governance Committee of the Board, effective immediately. Dr. Alexander’s decision to resign from the Board was not related to any disagreement with the Company on any matter relating to its operations, policies, practices or any issues regarding financial disclosures, accounting or legal matters.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Retention Compensation and Amendment to Employment Agreement, dated January 28, 2022, by and between Allena Pharmaceuticals, Inc. and Louis Brenner, M.D.

10.2	Retention Compensation and Amendment to Employment Agreement, dated January 28, 2022, by and between Allena Pharmaceuticals, Inc. and Richard D. Katz, M.D.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2022	Allena Pharmaceuticals, Inc.

	By:	/s/ Richard D. Katz
Richard D. Katz, M.D.
Chief Financial Officer